Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2012 Financial Results

LEAWOOD, KANSAS, USA - April 24, 2012 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2012 financial results.

Euronet reports the following consolidated results for the first quarter 2012:

•	Revenues of $297.6 million, a 13% increase from $262.6 million for the first quarter 2011 (16% increase on a constant currency(1) basis).

•	Operating income of $15.8 million, an 8% decrease from $17.2 million for the first quarter 2011 (5% decrease on a constant currency basis).

•	Adjusted EBITDA(2) of $35.4 million, a 5% increase from $33.6 million for the first quarter 2011 (10% increase on a constant currency basis).

•	Net income attributable to Euronet of $13.2 million or $0.26 diluted earnings per share, compared with income of $17.3 million or $0.33 diluted earnings per share, for the first quarter 2011.

•	Adjusted cash earnings per share(3) of $0.33, compared with $0.30 for the first quarter 2011.

•	Transactions of 539 million, compared with 454 million for the first quarter 2011.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased with the double-digit revenue and transaction growth delivered by each of our segments," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "This revenue and transaction growth was the leading contributor to the double-digit increase in adjusted cash earnings per share. I am excited about the momentum in each segment and feel we are well positioned to continue this growth in the coming quarters."
Segment and Other Results

The EFT Processing Segment reports the following results for the first quarter 2012:

•	Revenues of $49.9 million, a 12% increase from $44.4 million for the first quarter 2011 (22% increase on a constant currency basis).

•	Operating income of $6.0 million, a 2% decrease from $6.1 million for the first quarter 2011 (5% increase on a constant currency basis).

•	Adjusted EBITDA of $12 million, a 9% increase from $11.0 million for the first quarter 2011 (17% increase on a constant currency basis).

•	Transactions of 266 million, compared with 206 million for the first quarter 2011.

•	ATMs operated of 15,614 as of March 31, 2012, compared with 11,055 as of March 31, 2011.

Revenue expansion in the quarter is attributable to a 41% growth in ATMs under management, transaction growth in nearly all EFT markets, sales of value added products and acquisitions made in the fourth quarter in Poland and Romania, together with the purchase of 51% of the outstanding shares of the Euronet Middle East (ENME) joint venture during the current quarter. Partially offsetting these revenue gains was the first quarter 2011 recognition of previously deferred revenue related to a customer discontinuing a certain product in Greece. The impact of this prior year item accounted for operating income growing at a lower rate than revenue when adjusted for FX.

Transaction growth of 29% was primarily attributable to the Company's European cross-border acquiring product and Indian, Chinese, Pakistani, Polish, and Romanian operations. Transaction growth outpaced revenue growth due to a greater contribution of lower yielding transactions in India, China, Pakistan and the European cross-border acquiring business. ATM growth is primarily the result of ATMs acquired in Poland and Romania, independently deployed ATMs in Europe and new agreements in India.

The epay Segment reports the following results for the first quarter 2012:

•	Revenues of $176.4 million, a 14% increase from $155.1 million for the first quarter 2011 (16% increase on a constant currency basis).

•	Operating income of $13.2 million, a 1% increase from $13.1 million for the first quarter 2011 (2% increase on a constant currency basis).

•	Adjusted EBITDA of $18.3 million, a 4% increase from $17.6 million for the first quarter 2011 (6% increase on a constant currency basis).

•	Transactions of 266 million, compared with 243 million for the first quarter 2011.

•	Point of sale ("POS") terminals of approximately 607,000 as of March 31, 2012, compared with approximately 562,000 as of March 31, 2011.

•	Retailer locations of approximately 294,000 as of March 31, 2012, compared with approximately 278,000 as of March 31, 2011.

The epay Segment's revenue growth was largely the result of last year's cadooz acquisition. Operating income was positively impacted by increased volume of prepaid products in the U.S. market, continued demand for non-mobile content in Germany, and the cadooz acquisition. These increases were offset by previously announced declines in Brazil due to a change in mobile operator distribution strategy in that market and in Australia where certain large retailers entered into direct agreements with two mobile operators last year. The percentage growth in revenue outpaced operating income largely because of the cadooz acquisition, where vouchers sold are generally recognized at their face value.

The Money Transfer Segment reports the following results for the first quarter 2012:

•	Revenues of $71.4 million, a 13% increase from $63.2 million for the first quarter 2011 (15% increase on a constant currency basis).

•	Operating income of $4.3 million, a 54% increase from $2.8 million for the first quarter 2011 (57% increase on a constant currency basis).

•	Adjusted EBITDA of $9.0 million, a 10% increase from $8.2 million for the first quarter 2011 (12% increase on a constant currency basis).

•	Total transactions of 6.7 million, compared with 5.3 million for the first quarter 2011.

•	Network locations of approximately 155,000 as of March 31, 2012, compared with approximately 107,000 as of March 31, 2011.

Revenue, operating income and Adjusted EBITDA compared to the same quarter in the prior year expanded as a result of an overall increase of 26% in total transactions, with growth in virtually every corridor. U.S.-based transactions grew 15% compared with the first quarter last year, with transactions to Mexico growing 17%. Transactions originated outside the U.S. increased 12% despite tough economic conditions in Europe. The segment continued to see strong growth in non-money transfer transactions which increased 113% over the same quarter last year. Increased operating profit is attributed to momentum gained from network expansion, which increased 45% in total locations over the same quarter last year. Operating income also reflects the benefit of certain intangible assets being fully amortized.

Corporate and other reported $7.7 million of expense for the first quarter 2012 compared with $4.8 million for the first quarter 2011. The increase in year-over-year corporate expense is primarily attributable to higher stock-based incentive compensation expense related to improved Company performance.

Balance Sheet and Financial Position

The Company's unrestricted cash on hand was $180.7 million as of March 31, 2012, compared to $170.7 million as of December 31, 2011 and total indebtedness was $337.2 million as of March 31, 2012, compared to $338.8 million as of December 31, 2011. The $10.0 million increase in cash is the result of operating free cash flows produced during the first quarter 2012, offset by the acquisition of 51% of ENME and debt payments on the term loan and revolving credit facility.

Guidance
The Company currently expects adjusted cash earnings per share for the second quarter 2012 to be approximately $0.39, assuming foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, Adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with US GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 25, 2012, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. An audio replay of the event will also be available by dialing 855-859-2056 (USA) or +1-404-537-3406 (non-USA). The replay passcode is 70603617. The call and webcast replays will be available for one month and one year, respectively.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 15,614 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 34 countries; card software solutions; a prepaid processing network of approximately 607,000 POS terminals at approximately 294,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 155,000 locations serving 136 countries. With corporate headquarters in Leawood, Kansas, USA, and 47 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2012	2011

Revenues	$297.6	$262.6

Operating expenses:
Direct operating costs	194.0	170.9
Salaries and benefits	44.3	36.4
Selling, general and administrative	27.6	23.2
Depreciation and amortization	15.9	14.9
Total operating expenses	281.8	245.4
Operating income	15.8	17.2

Other income (expense):
Interest income	1.3	1.1
Interest expense	(5.3)	(5.4)
Income from unconsolidated affiliates	0.3	0.5
Other gains, net	4.3	1.0
Foreign exchange gain, net	2.1	9.3
Total other income (expense), net	2.7	6.5
Income before income taxes	18.5	23.7

Income tax expense	(5.4)	(6.1)

Net income	13.1	17.6
Net income attributable to noncontrolling interests	0.1	(0.3)
Net income attributable to Euronet Worldwide, Inc.	$13.2	$17.3

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings per share	$0.26	$0.33

Diluted weighted average shares outstanding	51,357,390	51,947,914

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2012	December 31,
	(unaudited)	2011

ASSETS
Current assets:
Cash and cash equivalents	$180.7	$170.7
Restricted cash	90.8	73.3
Inventory - PINs and other	80.2	98.8
Trade accounts receivable, net	296.3	349.5
Other current assets, net	67.1	61.7

Total current assets	715.1	754.0

Property and equipment, net	108.2	102.9
Goodwill and acquired intangible assets, net	603.1	588.5
Other assets, net	62.3	60.9

Total assets	$1,488.7	$1,506.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$549.5	$601.6
Short-term debt obligations	175.2	172.9

Total current liabilities	724.7	774.5

Debt obligations, net of current portion	158.2	161.7
Capital lease obligations, net of current portion	3.8	4.2
Deferred income taxes	25.9	26.0
Other long-term liabilities	12.9	13.2

Total liabilities	925.5	979.6

Equity	563.2	526.7

Total liabilities and equity	$1,488.7	$1,506.3

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$13.1

Add: Income tax expense					5.4
Deduct: Total other income, net					(2.7)

Operating income (loss)	$6.0	$13.2	$4.3	$(7.7)	15.8

Add: Depreciation and amortization	6.0	5.1	4.7	0.1	15.9
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$12.0	$18.3	$9.0	$(3.9)	$35.4

	Three months ended March 31, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$17.6

Add: Income tax expense					6.1
Deduct: Total other income, net					(6.5)

Operating income (loss)	$6.1	$13.1	$2.8	$(4.8)	17.2

Add: Depreciation and amortization	4.9	4.5	5.4	0.1	14.9
Add: Share-based compensation	—	—	—	1.5	1.5

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$11.0	$17.6	$8.2	$(3.2)	$33.6

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2012	2011

Net income attributable to Euronet Worldwide, Inc.	$13.2	$17.3

Foreign exchange gain, net of tax	(2.1)	(9.2)
Intangible asset amortization, net of tax	5.2	4.7
Share-based compensation, net of tax	3.5	1.3
Non-cash 3.5% convertible debt accretion interest, net of tax	1.9	1.9
Other non-operating gains	(4.4)	(1.0)
Non-cash GAAP tax expense	(0.3)	0.6

Adjusted cash earnings (1)	$17.0	$15.6

Adjusted cash earnings per share - diluted (1)	$0.33	$0.30

Diluted weighted average shares outstanding	51,357,390	51,947,914

Effect of unrecognized share-based compensation on diluted shares outstanding	805,443	694,784
Adjusted diluted weighted average shares outstanding	52,162,833	52,642,698

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.